EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cutter & Buck Inc. 1995 Employee Stock Option Plan, the Cutter & Buck Inc. 1997 Stock Incentive Plan, the Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Officers, the Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Non-Officers, the Ernest R. Johnson Stock Option Agreement, the William B. Swint Stock Option Agreement (all as amended and restated), and pertaining to the Cutter & Buck 1995 Non-Employee Director Stock Incentive Plan, the Cutter & Buck 1999 Non-Employee Director Stock Incentive Plan, the Cutter & Buck Inc. 2000 Stock Incentive Plan of our reports dated July 6, 2005, with respect to the consolidated financial statements and schedule of Cutter & Buck Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2005, Cutter & Buck Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cutter & Buck Inc., filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Seattle, Washington

October 27, 2005